Filed pursuant to Rule 433

Registration Statement No. 333-151839

May 17, 2011

Rio Tinto Finance (USA) Limited

Pricing Term Sheet

May 17, 2011

2016 Notes

Issuer:	Rio Tinto Finance (USA) Limited
Guarantors:	Rio Tinto plc and Rio Tinto Limited
Size:	$700,000,000
Maturity:	May 20, 2016
Coupon:	2.500%
Price to Public:	99.506%
Underwriting Discount and Commissions:	0.35%
Yield to maturity:	2.606%
Spread to Benchmark Treasury:	T + 83 bps
Benchmark Treasury:	2.000% due April 30, 2016
Benchmark Treasury Price and Yield:	101-01 3/4 / 1.776%
Interest Payment Dates:	May 20 and November 20, commencing November 20, 2011
Make-whole call:	At any time at a discount rate of Treasury plus 15 basis points
Settlement:	T+3; May 20, 2011
CUSIP / ISIN:	767201AM8 / US767201AM88
Ratings[1]:	A3 / A- (stable / stable)
Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc. Morgan Stanley & Co. Incorporated RBC Capital Markets, LLC SG Americas Securities, LLC
Co-managers:	Banco Bilbao Vizcaya Argentaria, S.A. BNP Paribas Securities Corp. Mitsubishi UFJ Securities Mizuho Securities USA Inc. Natixis Securities North America Inc. Santander Investment Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at +1 800 503 4611; J.P. Morgan Securities LLC toll free at +1 866 834 4666; RBS Securities Inc. toll free at +1 866 884 2071.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

[1]	A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

Rio Tinto Finance (USA) Limited

Pricing Term Sheet

May 17, 2011

2021 Notes

Issuer:	Rio Tinto Finance (USA) Limited
Guarantors:	Rio Tinto plc and Rio Tinto Limited
Size:	$1,000,000,000
Maturity:	May 20, 2021
Coupon:	4.125%
Price to Public:	99.935%
Underwriting Discount and Commissions:	0.45%
Yield to maturity:	4.133%
Spread to Benchmark Treasury:	T + 103 bps
Benchmark Treasury:	3.125% due May 15, 2021
Benchmark Treasury Price and Yield:	100-06 / 3.103%
Interest Payment Dates:	May 20 and November 20, commencing November 20, 2011
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Settlement:	T+3; May 20, 2011

CUSIP / ISIN:	767201AN6 / US767201AN61
Ratings[1]:	A3 / A- (stable / stable)
Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc. Morgan Stanley & Co. Incorporated RBC Capital Markets, LLC SG Americas Securities, LLC
Co-managers:	Banco Bilbao Vizcaya Argentaria, S.A. BNP Paribas Securities Corp. Mitsubishi UFJ Securities Mizuho Securities USA Inc. Natixis Securities North America Inc. Santander Investment Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at +1 800 503 4611; J.P. Morgan Securities LLC toll free at +1 866 834 4666; RBS Securities Inc. toll free at +1 866 884 2071.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

[1]	A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

Rio Tinto Finance (USA) Limited

Pricing Term Sheet

May 17, 2011

2040 Notes

Issuer:	Rio Tinto Finance (USA) Limited
Guarantors:	Rio Tinto plc and Rio Tinto Limited
Further Issue:	The notes offered hereby constitute a further issuance of the $500,000,000 principal amount of the 5.200% notes due 2040 that were issued on November 2, 2010 (the “November 2040 notes”). The notes will form a single series with the November 2040 notes and will have the same terms other than the initial offering price. Immediately upon settlement, the notes will have the same CUSIP number and will trade interchangeably with the November 2040 notes. Upon completion of this offering, $800,000,000 of the 5.200% notes due 2040 will be outstanding.
Size:	$300,000,000
Maturity:	November 2, 2040
Coupon:	5.200%
Price to Public:	98.091% of face amount, plus accrued interest from May 2, 2011
Accrued Interest:	18 days ($780,000)
Underwriting Discount and Commissions:	0.875%
Yield to maturity:	5.329%
Spread to Benchmark Treasury:	T + 112.5 bps
Benchmark Treasury:	4.750% due February 15, 2041
Benchmark Treasury Price and Yield:	109-07 / 4.204%
Interest Payment Dates:	May 2 and November 2 of each year
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Settlement:	T+3; May 20, 2011
CUSIP / ISIN:	767201AL0 / US767201AL06
Ratings[1]:	A3 / A- (stable / stable)
Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc. Morgan Stanley & Co. Incorporated RBC Capital Markets, LLC SG Americas Securities, LLC
Co-managers:	Banco Bilbao Vizcaya Argentaria, S.A. BNP Paribas Securities Corp. Mitsubishi UFJ Securities Mizuho Securities USA Inc. Natixis Securities North America Inc. Santander Investment Securities Inc.

United States Federal Income Taxation:	The notes should form part of a “qualified reopening” for U.S. federal income tax purposes and, therefore, should be treated as fungible with the November 2040 notes for U.S. federal income tax purposes.

[1]	A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

The portion of the initial purchase price of the notes that is allocable to interest that has accrued prior to the issue date of the notes offered hereunder (“pre-issuance accrued interest”) should be subtracted from the purchase price of the notes. A portion of the first interest payment will be treated as a nontaxable return of the pre-issuance accrued interest and not as interest payable on the notes. U.S. Holders should consult their tax advisers concerning the U.S. federal income tax treatment of pre-issuance accrued interest.

For a description of other U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes, U.S. Holders should read the section entitled “Taxation—United States Federal Income Taxation” in the base prospectus.

The notes are offered as part of a reopening of a series of previously issued notes, as described above. The notes offered hereby will have the same terms as, and will be fungible with, the notes previously issued, but will be offered at a different offering price. Once issued, the notes offered hereby will become part of the same series as the notes previously issued.

The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at +1 800 503 4611; J.P. Morgan Securities LLC toll free at +1 866 834 4666; RBS Securities Inc. toll free at +1 866 884 2071.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.